Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP

41 South High Street

Columbus, Ohio 43215

Telephone: (614) 227-2000

Fax: (614) 227-2100

January 13, 2014

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

Re:	Registration Statement on Form S-3

Navidea Biopharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel for Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, to which this opinion has been filed as an exhibit (as may be amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling stockholder named therein (the “Selling Stockholder”) from time to time, on a delayed basis, of up to 100,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to a sublicense agreement, dated July 31, 2012, between the Company and such selling stockholder (the “Agreement”). The Shares may be offered and sold from time to time by the Selling Stockholder pursuant to Rule 415 under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

Porter, Wright, Morris & Arthur LLP